Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement Nos. 333-258347 and 258347-01 on Form F-1 of our report dated September 15, 2021 relating to the combined financial statements of the Lottery Business (a carve-out of certain operations of Scientific Games Corporation), appearing in the Current Report on Form 6-K of Brookfield Business Partners L.P. filed on November 29, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 3, 2022